Exhibit 4.19

Company Name: Viryanet Ltd.

P.C.: 511281354

Date: June 17, 2014

To

Bank Mercantile Discount Ltd.

Meitar Branch

Dear Sir/Madam,

Re: Undertaking

Whereas	You are about to grant to us, according to our request, credits, loans and other banking services; and

Whereas	You requested, among other things, that we give you our undertaking as set forth below, which refers to the adjusted financial statements of the Company;

Therefore we undertake the following to you:

1.	The balance of the accounting equity at all times shall not be less than 20% of the total balance sheet and in any event shall not be less than the sum of 2.2 million dollars, and this commencing with the financial statements of the Company as of December 31, 2013 and thereafter.

“Accounting equity” in accordance with accepted and customary accounting principles in Israel, applicable by any law on the Company, as they are presented in the financial statements of the Company.

2.	Our undertaking set forth in Section 1 above, is in addition to all prior and/or other undertakings that we signed and/or will sign, we or the shareholders of our Company, in your favor in any document, and not to derogate from them.

3.	If we breach or fail to fulfill our above undertaking, you shall be entitled to demand from us the immediate payment of all the sums that we owe and/or will owe to you in connection with any credits and/or loans and/or banking services and/or undertakings of any kind, in whole or part, whether the due date has passed or whether it has yet to pass or alternatively, to remedy the breach of this undertaking to the bank’s satisfaction.

Sincerely yours,

/s/ ViryaNet Ltd
Viryanet Ltd.

ATTORNEY’S CONFIRMATION

I the undersigned, Avi Vaknin Adv. Hereby confirm that a resolution was adopted lawfully and in accordance with the incorporation documents of the Viryanet Ltd. Company (hereinafter: “the Company”) to sign on the above Undertaking.

The Undertaking was signed before me by the authorized parties of the Company and their signature obligates the Company.

Messrs. Nir Diskin, Etti Chaklay signed on behalf of Viryanet Ltd.

Aba Hillel Silver 16, Ramat Gan	Avi Vaknin
Attorney’s Address	Attorney’s Signature and Seal